Exhibit 99.1

                          N O R T H B A Y B A N C O R P

                                  PRESS RELEASE

                                NORTH BAY BANCORP

                                  Press Release

                                  April 2, 2002

                               John Nerland Joins

                                   Solano Bank

For Immediate Release
April 2, 2002
Contact: Terry Robinson
         1500 Soscol Ave
         Napa, CA  94559
         707-259-2346

Vacaville, California - North Bay Bancorp, parent company of Solano Bank, announced today the hiring of John A. Nerland, who upon receipt of regulatory approval will serve as President and Chief Executive Officer of Solano Bank.
Formerly John was Executive Vice President and Region Manager of the Antioch, Concord, & Walnut Creek offices of Civic Bank of Commerce. Prior to that, John held various positions with Westamerica Bank, including Regional Vice President of Westamerica's San Rafael region. John holds a B.S. from Arizona State University and an M.B.A. from San Francisco State University. John has been active in Rotary, the Marin Child Care Council, Marin Special Olympics, and Guide Dogs for the Blind.

Terry Robinson, President & CEO of North Bay Bancorp commented, "John's excellent commercial credit background coupled with his strong sales and service skills make him a welcome addition to the team at Solano Bank." Glen Terry, outgoing President and CEO of Solano Bank, expects John to assume responsibilities of acting President and CEO by the 15th of April. Mr. Terry stated, "John's commitment to community banking coupled with his focus on superior customer service are perfectly matched with the culture of Solano Bank. I am pleased to be handing over the reins to John." Mr. Terry will be immediately assuming his new responsibilities as President and CEO of The Vintage Bank, allowing Mr. Robinson to commit his full time and attention to the affairs of North Bay Bancorp.

These management changes resulted from strong asset and deposit growth and greater demands on management. For the year ending December 31, 2001, the assets of North Bay Bancorp grew by $80 million to approximately $327 million and deposits grew by $76 million to approximately $292 million. The Company's 2001 net income was $3,022,166 or $1.46 per share. Income and earnings per share slightly exceeded the Company's plan.

Stock for North Bay Bancorp is quoted on the Over-The-Counter (OTC) Bulletin Board, Symbol NBAN.OB

This press release contains forward-looking statements with respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and Solano Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:
(1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirement or changes adversely affect the business in which the combined organization will be engaged; and (5) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.

Questions  regarding  this press release should be directed to Terry L. Robinson
(707) 259-2346.